                                                                 EXHIBIT 23.17

                       CONSENT OF LEHMAN BROTHERS INC.

   We hereby consent to the inclusion of our opinion letter to the Board of Directors of HFS Incorporated as Appendix II to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of PHH Corporation and Mercury Acq. Corp., a wholly-owned subsidiary of HFS Incorporated, to be filed with the Securities and Exchange Commission during the week of March 24, 1997, and to the references to such opinion in such Joint Proxy Statement/Prospectus under the captions "Summary--Financial Advisor to HFS", "The Merger--Reasons of HFS for the Merger; Recommendation of the HFS Board" and "The Merger--HFS Financial Advisor". In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange
Commission thereunder.

                                          LEHMAN BROTHERS

                                          By: /s/ Matthew Epstein
                                              -------------------------------
                                              Matthew Epstein
                                              Associate

March 27, 1997